UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2011

NEXT FUEL, INC.
(EXACT NAME OF COMPANY AS SPECIFIED IN CHARTER)

Nevada	333-148493	32-2305768
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

821 Frank Street Sheridan WY	82801
(Address of Principal Executive Offices)	(Zip Code)

(307) 674-2145
(Company’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 24, 2011 Ciris Energy, Inc. ("Ciris") filed a complaint against Next Fuel, Inc. (the "Company") and Mr. Song Jin, the President, member of the Board of Directors and a shareholder of the Company in the District Court of Larimer County, Colorado entitled Ciris Energy, Inc. v Song Jin, an individual and Next Fuel, Inc. (Case Number 2011CV1712).

Mr. Song Jin worked for Ciris during the period beginning July 28, 2009 and ending February 2, 2011.  The complaint against Mr. Song Jin alleges breaches of non-competition and non-disclosure provisions of contracts between Mr. Song Jin and Ciris.

The complaint also alleges that the Company committed tortuous interference with Ciris' contractual relationship with Mr. Song Jin by inducing Mr. Song Jin to breach his employment relationship and employment obligations to Ciris.

The complaint seeks unspecified damages from Mr. Song Jin and the Company and injunctive relief, including a preliminary injunction and permanent injunction compelling Mr. Song Jin to comply with the Non-Competition, Non-Disclosure and Assignments of Inventions Agreement entered into between Mr. Song Jin and Ciris at or about the time of his employment by Ciris in July 2009 and enjoining the Company from inducing and encouraging Mr. Song Jin's use and disclosure of Ciris' confidential information and engagement in activities competitive with Ciris' business.

The Company believes that both the Company and Mr. Song Jin have valid defenses against Ciris.  The Company intends to vigorously defend against the allegations of Ciris in this legal action.

Defense of this law suit will adversely affect the Company's cash flow by adding legal defense costs.  As of July 31, 2011, the Company had cash in excess of $2,400,000 and believes the Company has sufficient cash resources to defend this law suit and at the same time operate its business.

We anticipate that our defense of the allegations in the complaint will be based on facts reported in the Current Report on Form 8-K the Company filed with the Securities and Exchange Commission on April 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT FUEL, INC.

DATED: September 15, 2011	By:	/s/ Robert H. Craig
Robert H. Craig
Chief Executive Officer